EXHIBIT 21.1


     AGRILINK FOODS, INC.
SUBSIDIARIES OF THE REGISTRANT



Curtice Burns Export Corporation
Kennedy Endeavors, Inc.
Seasonal Employers, Inc.
CBF Company of Canada Limited
Linden Oaks Corporation
Birds Eye de Mexico, S.A. de C.V.
BEMSA Holding, Inc.